UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):          SEPTEMBER 8, 2003


                           SELECT COMFORT CORPORATION
             (Exact name of registrant as specified in its charter)


        MINNESOTA                   0-25121              41-1597886
(State of Incorporation)      (Commission File          (IRS Employer
                                    Number)              Identification No.)


        6105 TRENTON LANE NORTH
        MINNEAPOLIS, MINNESOTA                    55442
        (Address of principal                  (Zip Code)
               executive offices)


Registrant's telephone number, including area code: (763) 551-7000





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ITEM 9. REGULATION FD DISCLOSURE.  The  information  contained in this report is being furnished under Item 9 of Form 8-K.


FOR IMMEDIATE RELEASE                  CONTACT:   Mark Kimball (763) 551-7070
                                                  Select Comfort Corporation
                                                  mark.kimball@selectcomfort.com

                       SELECT COMFORT CORPORATION EXPECTS
               THIRD QUARTER SALES AND EARNINGS TO EXCEED GUIDANCE

MINNEAPOLIS,  MINN.  (September 8, 2003) - Select Comfort  Corporation  (NASDAQ:
SCSS), the nation's leading bed retailer and creator of the SLEEP NUMBER(R) bed, announced today that it expects to exceed previously announced third quarter guidance.

        The company anticipates net sales of $113 million to $116 million and earnings per fully diluted share of $0.16 to $0.17, exceeding the company's previously announced third quarter guidance of $105 to $109 million in net sales and $0.13 to $0.15 earnings per fully diluted share. The company plans to report results for the third quarter ended September 27, 2003, on October 14, 2003.

        "Our same-store sales continue to be exceptionally strong in the third quarter, with year-to-date same-store growth exceeding 30 percent on top of full-year 2002 same-store growth of 27 percent. We've continued our two-year momentum of improving operating margins and are on track to exceed an 8 percent operating margin in 2003, up from 6.3 percent in 2002," said Bill McLaughlin, president and chief executive officer.

        Noel Schenker, senior vice president of marketing and new business development, commented on the company's advertising program. "Our strong sales in the first two months of the third quarter have been driven by our successful Sleep Number(R) advertising campaign. Increased sales are allowing us to continue our practice of investing incremental profits back into advertising, adding $2 million to our planned advertising budget for the third quarter. We increased spending on national cable TV, began airing a new infomercial and continued the expansion of our local radio personality endorsement program. These moves set a strong foundation for future awareness and sales growth."



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        The company expects to continue its increased advertising  investment in the fourth quarter of 2003 and anticipates achieving the high end of its previously announced earnings guidance for full-year 2003 of $0.56 to $0.63 per fully diluted share.

        Select Comfort also reported that a lawsuit has been filed in California state court alleging non-compliance with certain wage and hour laws applicable to its California store managers and seeking class certification. The company believes that it has complied with all applicable law and intends to vigorously defend this litigation. Because this litigation is in the very early stages, the financial impact to the company, if any, cannot be predicted and the company has not accrued any liability related to this litigation.

          On September 10, 2003, Select Comfort will host a meeting of analysts at company headquarters. The company's webcast of this presentation begins at 9:00 a.m. Central Time on September 10, 2003 and ends at 11:00 a.m. Central Time. To access the simultaneous webcast, go to the Investor Relations section of WWW.SELECTCOMFORT.COM. An archived replay of the webcast may be accessed after approximately 1:00 p.m. Central Time on September 10, 2003, through approximately 5:00 p.m. Central Time on September 17, 2003.

    Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 342 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at WWW.SELECTCOMFORT.COM.

                                      ###


    Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, uncertainties arising from war and other global events, consumer confidence, effectiveness of our advertising and promotional efforts, our ability to secure suitable retail locations, consumer acceptance of our products and product innovation, industry competition, warranty expenses, California wage



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and  hour  litigation,   our  dependence  on  significant  suppliers,   and  the
vulnerability of any suppliers to recessionary pressures, labor negotiations, liquidity concerns, and risks of increased governmental regulation or other factors as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.

    The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1) TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 26, 2003






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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             SELECT COMFORT CORPORATION
                                             (Registrant)


Dated:  September 8, 2003                    By:    /S/ MARK A. KIMBALL
                                                -------------------------------
                                             Title: SENIOR VICE PRESIDENT
                                                   ----------------------------





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